Exhibit 4.37

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) is entered into by and between the following parties on January 25, 2016 in Beijing, China

Transferor (hereinafter the “Party A”):

LinYu

ID Number: 352124197612060013

Transferee: (hereinafter the “Party B”)

Beijing NQ Mobile Technology Co., Ltd.

Address: Rm.1322, Unit C, Building 1, Zhongguancun Software Park Incubator, Haidian District, Beijing, P.R.China.

Through negotiation, Party A and Party B reach the following Agreement with respect to transfer of 78% shares (herein after the “Transferred Shares”) of FL Mobile Jiutian Technology Co., Ltd. (herein after the “Company”):

Article 1 Representation and Warranties

1.1	Party A and Party B have competent credit status and capacity to execute and perform this Agreement;

1.2	Party A is the shareholder of the Company and owns 78% shares of the Company (RMB10,530,000 of the registered capital of the Company).

Article 2 Share Transfer

2.1	Party A agrees to transfer 78% shares of the Company owned by it (RMB10,530,000 of the registered capital of the Company) to Party B, and Party B agrees to acquire such shares;

2.2	Transferred Shares shall contain all the shareholder rights and interests attached thereon and have no defect and encumbrance;

2.3	Upon completion of share transfer subject to this Agreement, Party B shall own 78% shares of the Company;

2.4	After the share transfer, Party B shall enjoy corresponding rights and bear corresponding obligations according to its share proportion in the Company.

Article 3 Portion and Consideration of Transferred Shares

Party A and Party B agree to transfer the Transferred Shares at a price of RMB10,530,000, which means the consideration for the 78% shares of the Company acquired by Party B from Party A is RMB10,530,000.

Article 4 Closing Date and Method

4.1	Upon consummation of the following conditions, the above consideration of share transfer shall be paid by Party B to Party A:

4.1.1	This Agreement has been duly executed by both parties hereto;

4.1.2	Transactions contemplated hereunder have been approved by Shareholders’ Meeting of the Company;

4.1.3	Other shareholders of the Company have waived their right of first refusal with respect to the Transferred Shares;

4.2	Party A shall return the capital contribution certificate of shareholder to the Company, and the Company shall issue a new capital contribution certificate of shareholder to Party B.

Article 5 Effectiveness

This Agreement shall become effective as of the date upon duly execution by the Parties.

Article 6 Rights of This Agreement

Without written consent by the other Party, either Party shall not transfer rights and obligations under this Agreement.

Article 7 Taxes and Other Expenses

The Parties agree to respectively assume any taxes and fees arising from performance of this Agreement.

Article 8 Breach of Agreement

In the event of any breach of this Agreement by either Party, such Party shall bear compensation liability to the non-breaching Party.

Article 9 Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of PRC. In the event of any dispute with respect to this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on both Parties. When any dispute is under arbitration, except for the matters in dispute, other provisions of this Agreement shall be continued to be performed.

Article 10 Miscellaneous

10.1	All notices pursuant to this Agreement shall be in writing and delivered personally or sent by courier, or by facsimile transmission. Any such notices given by personal delivery shall be deemed effectively served as of delivery at the address of the other Party; notices sent by facsimile transmission shall be deemed effectively served when replying code or other confirmation signal has been received; notices or other documents sent by courier shall be deemed effectively served in 3 business days.

10.2	Any amendment to this Agreement shall become effective in form of execution in writing by both Parties, and any amendment and supplement shall be deemed as an integrant part of this Agreement.

Article 11 Language and Counterparts

This Agreement is written and executed in five (5) copies in both Chinese and English. In case of any inconsistence between Chinese and English version, the Chinese version shall prevail. Each Party shall hold one counterpart of this Agreement, and the other three counterparts are for registration and filing with the competent governmental authorities.

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(Signature Pages)

Transferor: Lin Yu

Signature: /s/ Lin Yu

(Signature Pages)

Transferee: Beijing NQ Mobile Technology Co., Ltd. (Seal)